Exhibit 99.1
News Release
Novelis Reports Third Quarter Fiscal 2022 Results

Q3 Fiscal Year 2022 Highlights
•Net income from continuing operations of $259 million, up 33% YoY; net income from continuing operations excluding special items was $241 million, up 15% YoY
•Shipments of 930 kilotonnes, flat YoY
•Adjusted EBITDA of $506 million, up 1% YoY; Adjusted EBITDA per ton shipped reached $544, up 1% YoY
•Net leverage ratio improved one full turn to 2.3x, compared to 3.3x as of December 31, 2020
•Announced several strategic investments to expand production and recycling capacity and capabilities

ATLANTA, February 7, 2022 – Novelis Inc., the world leader in aluminum rolling and recycling, today reported net income attributable to its common shareholder of $262 million in the third quarter of fiscal year 2022, compared to $176 million in the prior year period. Net income from continuing operations increased to $259 million compared to $195 million in the prior year period. Excluding special items in both years, third quarter fiscal year 2022 net income from continuing operations increased 15% to $241 million, driven mainly by lower interest expense and unrealized derivative gains in the current year.
Net sales increased 33% to $4.3 billion for the third quarter of fiscal year 2022, compared to $3.2 billion in the prior year period, primarily driven by higher average aluminum prices. Total flat rolled product shipments were      930 kilotonnes in the third quarter of fiscal year 2022, in line with the prior year period shipments of 933 kilotonnes. Shipment growth was constrained by the continued semiconductor chip shortage impacting the automotive industry.
Adjusted EBITDA increased 1% to $506 million in the third quarter of fiscal year 2022, compared to $501 million in the prior year period, which included a $25 million customer contractual obligation benefit. The underlying increase in Adjusted EBITDA is primarily due to favorable product pricing and mix, as well as favorable metal benefits, which mitigated inflationary cost pressures and supply chain disruption-related costs. Adjusted EBITDA per ton shipped increased to $544 in the third quarter of fiscal year 2022, compared to $537 in the prior year period.
"Our strong third quarter results reflect our team's ability to deftly navigate headwinds mainly arising from global supply chain disruptions," said Steve Fisher, President and Chief Executive Officer, Novelis Inc. "We will continue to manage through these challenges, while keeping our eyes on our strategic growth path and meeting growing demand for high-recycled-content, sustainable aluminum products."
Since October 2021, Novelis has announced several capital expansion projects aimed at increasing capacity and capabilities and achieving its sustainability goal to become net carbon-neutral by 2050. In January 2022, Novelis announced plans to build a $365 million, highly advanced recycling center for the U.S. automotive market. With an annual casting capacity of 240 kilotonnes of sheet ingot, Novelis expects the facility will enable it to grow closed-loop recycling programs with more automotive customers in North America and reduce the company’s carbon emissions by more than one million tons each year. Novelis earlier announced strategic growth capital projects totaling approximately $500 million, including a $375 million investment to expand its rolling and recycling capabilities in Zhenjiang, China, and a $130 million investment at its Oswego, New York, plant to increase hot mill capacity and enhance automotive sheet finishing capabilities. Novelis expects these projects to commence this calendar year and begin commissioning in 2024.
Fiscal year-to-date adjusted free cash flow from continuing operations was $217 million compared to the prior year period of $331 million. Significantly higher working capital requirements, due mainly to rising aluminum prices in fiscal 2022, were partially offset by higher Adjusted EBITDA and favorable metal price lag. The company's net leverage ratio (net debt / TTM Adjusted EBITDA) improved to 2.3x at the end of the third quarter of fiscal year 2022, compared to 3.3x at the end of the third quarter of fiscal 2021.

"Novelis has generated more than $1 billion in trailing-twelve-month adjusted free cash flow before capital investments, despite the significant impact from higher aluminum prices this year," said Devinder Ahuja, Executive Vice President and Chief Financial Officer, Novelis Inc. "Continued strong cash generation, coupled with our disciplined capital allocation strategy, enables us to continue to strategically invest in sustainably growing the business while remaining within our targeted net leverage range."
The company ended the third quarter with strong total liquidity of $2.3 billion as of December 31, 2021.

Third Quarter Fiscal Year 2022 Earnings Conference Call
Novelis will discuss its third quarter fiscal year 2022 results via a live webcast and conference call for investors at 7:00 a.m. EST on Monday, February 7, 2022. To view slides and listen only, visit https://cc.callinfo.com/r/1vqlmcjl2noh8&eom. To join by telephone, dial toll-free in North America at 800-954-0591, India toll-free at 18002662122 or the international toll line at +1-303-223-0117. Presentation materials and access information can also be found at novelis.com/investors.

About Novelis
Novelis Inc. is driven by its purpose of shaping a sustainable world together. We are a global leader in the production of innovative aluminum products and solutions and the world’s largest recycler of aluminum. Our ambition is to be the leading provider of low-carbon, sustainable aluminum solutions and to achieve a fully circular economy by partnering with our suppliers, as well as our customers in the aerospace, automotive, beverage can and specialties industries throughout North America, Europe, Asia and South America. Novelis had net sales of $12.3 billion in fiscal year 2021. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and the metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai. For more information, visit novelis.com.

Non-GAAP Financial Measures
This news release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides, which can be found at novelis.com/investors. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.
Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation of Adjusted EBITDA, Adjusted Free Cash Flow, Total Liquidity, Net Debt, Income from continuing operations excluding Special Items, and Segment Information.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward-looking statements in this news release are statements about our ability to reach our long-term carbon neutrality goals and expand our business through investment in growth capital projects. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our hedging activities; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing including in connection with potential acquisitions and investments; risks arising out of our acquisition of Aleris Corporation, including uncertainties inherent in the acquisition method of accounting; disruption to our global aluminum production and supply chain as a result of COVID-19; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, including pending and future litigation settlements, environmental remediation and clean-up costs, breakdown of equipment and other events; ability to manage existing facilities and workforce to operate the business; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy; the risks of pandemics or other public health emergencies, including the continued spread and impact of, and the governmental and third party response to, the ongoing COVID-19 outbreak; changes in government regulations, particularly those affecting taxes, tax policies and effective tax rates, derivative instruments, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our credit facilities and other financing agreements; and our ability to generate cash. The above list of factors is not exhaustive. Other important risk factors are included under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2021.

Media Contact:	Investor Contact:
Julie Groover	Megan Cochard
+1 404 760 6461	+1 404 760 4170
julie.groover@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
(in millions)	2021	2020	2021	2020
Net sales	$4,326	$3,241	$12,300	$8,645
Cost of goods sold (exclusive of depreciation and amortization)	3,613	2,578	10,150	7,063
Selling, general and administrative expenses	156	149	457	400
Depreciation and amortization	137	137	405	396
Interest expense and amortization of debt issuance costs	54	66	173	206
Research and development expenses	23	20	68	57
Loss on extinguishment of debt, net	1	—	63	—
Restructuring and impairment expenses, net	3	20	1	28
Equity in net (income) loss of non-consolidated affiliates	(7)	3	(8)	1
Business acquisition and other related costs	—	—	—	11
Other (income) expenses, net	(2)	(7)	(86)	86
	$3,978	$2,966	$11,223	$8,248
Income from continuing operations before income tax provision	348	275	1,077	397
Income tax provision	89	80	276	119
Net income from continuing operations	$259	$195	$801	$278
Income (loss) from discontinued operations, net of tax	3	(18)	(62)	(47)
Loss on sale of discontinued operations, net of tax	—	—	—	(170)
Net income (loss) from discontinued operations	$3	$(18)	$(62)	$(217)
Net income	$262	$177	$739	$61
Net income attributable to noncontrolling interest	—	1	—	1
Net income attributable to our common shareholder	$262	$176	$739	$60

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in millions, except number of shares)	December 31, 2021	March 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$808	$998
Accounts receivable, net
— third parties (net of allowance for uncollectible accounts of $6 and $5 as of December 31, 2021 and March 31, 2021, respectively)	2,247	1,687
— related parties	260	166
Inventories	2,912	1,928
Prepaid expenses and other current assets	155	198
Fair value of derivative instruments	217	137
Assets held for sale	5	5
Current assets of discontinued operations	6	15
Total current assets	$6,610	$5,134
Property, plant and equipment, net	4,614	4,687
Goodwill	1,082	1,083
Intangible assets, net	637	696
Investment in and advances to non–consolidated affiliates	840	838
Deferred income tax assets	125	130
Other long–term assets
— third parties	280	316
— related parties	1	1
Total assets	$14,189	$12,885
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long–term debt	$340	$71
Short–term borrowings	373	236
Accounts payable
— third parties	3,147	2,498
— related parties	356	230
Fair value of derivative instruments	407	280
Accrued expenses and other current liabilities	727	670
Current liabilities of discontinued operations	21	16
Total current liabilities	$5,371	$4,001
Long–term debt, net of current portion	4,984	5,653
Deferred income tax liabilities	223	162
Accrued postretirement benefits	841	878
Other long–term liabilities	294	305
Total liabilities	$11,713	$10,999
Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of December 31, 2021 and March 31, 2021	—	—
Additional paid–in capital	1,304	1,404
Retained earnings	1,603	864
Accumulated other comprehensive loss	(416)	(366)
Total equity of our common shareholder	$2,491	$1,902
Noncontrolling interest	(15)	(16)
Total equity	$2,476	$1,886
Total liabilities and equity	$14,189	$12,885

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Nine Months Ended December 31,
(in millions)	2021	2020
OPERATING ACTIVITIES
Net income	$739	$61
Net income (loss) from discontinued operations	(62)	(217)
Net income from continuing operations	$801	$278
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	405	396
Loss (gain) on unrealized derivatives and other realized derivatives in investing activities, net	17	(8)
Gain on sale of business	(15)	—
Loss on sale of assets	5	—
Loss on extinguishment of debt, net	63	—
Deferred income taxes, net	75	1
Equity in net (income) loss of non-consolidated affiliates	(8)	1
Gain on foreign exchange remeasurement of debt	(6)	(2)
Amortization of debt issuance costs and carrying value adjustments	14	21
Other, net	6	—
Changes in assets and liabilities including assets and liabilities held for sale (net of effects from divestitures):
Accounts receivable	(702)	(174)
Inventories	(1,036)	83
Accounts payable	843	154
Other assets	24	68
Other liabilities	17	(170)
Net cash provided by operating activities - continuing operations	503	648
Net cash provided by (used in) operating activities - discontinued operations	12	(78)
Net cash provided by operating activities	$515	$570
INVESTING ACTIVITIES
Capital expenditures	$(287)	$(333)
Acquisition of business, net of cash acquired	—	(2,614)
Proceeds from sales of assets, third party, net of transaction fees and hedging	—	4
Proceeds from the sale of a business	9	—
Proceeds from investment in and advances to non-consolidated affiliates, net	1	10
Outflows from the settlement of derivative instruments, net	(11)	(3)
Other	11	9
Net cash used in investing activities - continuing operations	(277)	(2,927)
Net cash provided by investing activities - discontinued operations	—	357
Net cash used in investing activities	$(277)	$(2,570)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	$1,670	$1,972
Principal payments of long-term and short-term borrowings	(2,034)	(589)
Revolving credit facilities and other, net	39	(609)
Debt issuance costs	(25)	(25)
Contingent consideration paid in acquisition of business	—	(9)
Return of capital to our common shareholder	(100)	—
Net cash (used in) provided by financing activities - continuing operations	(450)	740
Net cash used in financing activities - discontinued operations	—	(2)
Net cash (used in) provided by financing activities	$(450)	$738
Net decrease in cash, cash equivalents and restricted cash	(212)	(1,262)
Effect of exchange rate changes on cash	7	53
Cash, cash equivalents and restricted cash — beginning of period	1,027	2,402
Cash, cash equivalents and restricted cash — end of period	$822	$1,193

Cash and cash equivalents	$808	$1,164
Restricted cash (Included in other long-term assets)	14	15
Restricted cash (Included in prepaid expenses and other current assets)	—	14
Cash, cash equivalents and restricted cash — end of period	$822	$1,193

Reconciliation of Adjusted EBITDA (unaudited) to Net income attributable to our common shareholder
The following table reconciles Adjusted EBITDA, a non-GAAP financial measure, to Net income attributable to our common shareholder.

	Three Months Ended December 31,		Nine Months Ended December 31,
(in millions)	2021	2020	2021	2020
Net income attributable to our common shareholder	$262	$176	$739	$60
Net income attributable to noncontrolling interests	—	1	—	1
Income tax provision	89	80	276	119
Interest, net	52	63	167	199
Depreciation and amortization	137	137	405	396
EBITDA	$540	$457	$1,587	$775

Adjustment to reconcile proportional consolidation	$17	$13	$46	$42
Unrealized (gains) losses on change in fair value of derivative instruments, net	(26)	(13)	(6)	14
Realized (gains) losses on derivative instruments not included in segment income	—	(2)	(1)	2
Loss on extinguishment of debt, net	1	—	63	—
Restructuring and impairment expenses, net	3	20	1	28
Gain on sale of business	(15)	—	(15)	—
Loss on sale of fixed assets	3	2	5	—
Purchase price accounting adjustments	—	—	—	29
(Income) loss from discontinued operations, net of tax	(3)	18	62	47
Loss on sale of discontinued operations, net of tax	—	—	—	170
Metal price lag	(14)	—	(127)	32
Business acquisition and other related costs	—	—	—	11
Other, net	—	6	(1)	59
Adjusted EBITDA	$506	$501	$1,614	$1,209

Adjusted Free Cash Flow (unaudited)
The following table reconciles Adjusted free cash flow and Adjusted free cash flow from continuing operations, non-GAAP financial measures, to Net cash provided by operating activities - continuing operations.

	Nine Months Ended December 31,
(in millions)	2021	2020
Net cash provided by operating activities - continuing operations	$503	$648
Net cash used in investing activities - continuing operations	(277)	(2,927)
Plus: Cash used in the acquisition of business, net of cash and restricted cash acquired	—	2,614
Less: Proceeds from sales of assets and business, net of transaction fees, cash income taxes and hedging	(9)	(4)
Adjusted free cash flow from continuing operations	217	331
Net cash provided by (used in) operating activities - discontinued operations	12	(78)
Net cash provided by investing activities - discontinued operations	—	357
Less: Proceeds from sales of assets and business, net of transaction fees, cash income taxes and hedging - discontinued operations	—	(403)
Adjusted free cash flow	$229	$207

Cash and Cash Equivalents and Total Liquidity (unaudited)
The following table reconciles Total liquidity to the ending balances of cash and cash equivalents.

(in millions)	December 31, 2021	March 31, 2021
Cash and cash equivalents	$808	$998
Availability under committed credit facilities	1,514	1,223
Total liquidity	$2,322	$2,221

Net debt (unaudited)
The following table reconciles Long-term debt, net of current portion to Net debt.

	December 31,
	2021	2020
Long–term debt, net of current portion	$4,984	$6,295
Current portion of long–term debt	340	59
Short–term borrowings	373	151
Cash and cash equivalents	(808)	(1,164)
Net debt	$4,889	$5,341

Reconciliation of Net income from continuing operations, excluding special items (unaudited) to Net income from continuing operations
The following table presents Net income from continuing operations excluding special items. We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

	Three Months Ended December 31,		Nine Months Ended December 31,
(in millions)	2021	2020	2021	2020
Net income from continuing operations	$259	$195	$801	$278
Special Items:
Business acquisition and other related costs	—	—	—	11
Gain on sale of a business	(15)	—	(15)	—
Loss on extinguishment of debt, net	1	—	63	—
Metal price lag	(14)	—	(127)	32
Restructuring and impairment expenses, net	3	20	1	28
Charitable donation	—	—	—	50
Purchase price accounting adjustment	—	—	—	29
Tax effect on special items	7	(6)	22	(39)
Net income from continuing operations, excluding special items	$241	$209	$745	$389

Segment Information (unaudited)
The following tables present selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended December 31, 2021	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$181	$71	$76	$178	$—	$506

Shipments (in kt)
Rolled products - third party	358	248	167	157	—	930
Rolled products - intersegment	—	6	4	—	(10)	—
Total rolled products	358	254	171	157	(10)	930

Selected Operating Results Three Months Ended December 31, 2020	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$206	$98	$78	$129	$(10)	$501

Shipments (in kt)
Rolled products - third party	347	245	183	158	—	933
Rolled products - intersegment	—	8	1	—	(9)	—
Total rolled products	347	253	184	158	(9)	933

Selected Operating Results Nine Months Ended December 31, 2021	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$580	$251	$256	$525	$2	$1,614

Shipments (in kt)
Rolled products - third party	1,091	767	553	460	—	2,871
Rolled products - intersegment	—	26	7	1	(34)	—
Total rolled products	1,091	793	560	461	(34)	2,871

Selected Operating Results Nine Months Ended December 31, 2020	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$489	$181	$227	$317	$(5)	$1,209

Shipments (in kt)
Rolled products - third party	986	685	541	418	—	2,630
Rolled products - intersegment	—	20	5	1	(26)	—
Total rolled products	986	705	546	419	(26)	2,630